Exhibit 4.35

Supplementary Agreement

Party A: The9 Computer Technology Consulting (Shanghai) Co., Limited (“The9 Computer”)

Registered Address: Room 22301-601, Building 14, No.498, Guo Shou Jing Road, Zhang Jiang Hi-tech Park, Pu Dong New Area, Shanghai

Party B: Zhu Jun

ID Number: 310103661007241

Party C: Wang Yong

ID Number: 310108196704101616

Whereas:

1)	The9 Computer, Qin Jie and Zhu Jun have executed three Loan Agreements respectively on January 1, 2004, July 19, 2004, and May 1, 2005 (collectively “Loan Agreements”), and according to these Loan Agreements, The9 Computer has provided a loan of RMB 14,720,000 to Zhu Jun and another loan of RMB 8,280,000 to Qin Jie; and

2)	On August 14, 2006, Qin Jie entered into Wang Yong a Share Transfer Agreement and Novation Agreement whereby Qin Jie transferred inter alia all his rights and obligations under the Loan Agreements to Wang Yong.

The9 Computer, Zhu Jun and Wang Yong, through friendly negotiation have agreed to the following supplemental provisions in respect of use of the loans provided under the Loan Agreements:

1	Zhu Jun and Wang Yong hereby covenant that all the loans they received under the Loan Agreements have been invested in Shanghai The9 Information Technology Co., Limited.

2	This Supplementary Agreement shall constitute an integral part of the Loan Agreements and have the same legal effect that the Loan Agreements have.

This Supplementary Agreement shall become effective upon the execution by all the parties hereto.

Party A: The9 Computer Technology Consulting (Shanghai) Co., Limited (“The9 Computer”)

Seal:	[sealed by The9 Computer]

Party B: Zhu Jun

Signature:	/s/ Zhu Jun

Party C: Wang Yong

Signature:	/s/ Wang Yong